Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY PRICES DEBT OFFERING

Wyomissing, Pa. (February 21, 2013) – Carpenter Technology Corporation (NYSE: CRS) today announced that it has priced an underwritten public offering of $300 million in aggregate principal amount of its 4.450% senior notes due 2023. Carpenter Technology Corporation expects to use the net proceeds from the issuance of the senior notes to repay in full $100 million in aggregate principal amount of Carpenter Technology Corporation’s 6.625% senior unsecured notes due May 2013, including any interest due thereon. Carpenter Technology Corporation intends to use the remaining net proceeds from the offering for general corporate purposes, which may include pension contributions of up to $165 million, additions to working capital, capital expenditures, repayment of debt, the financing of acquisitions, joint ventures and other business combination opportunities or stock repurchases.

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering.

Carpenter Technology Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this press release relates. Before you invest in the notes, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Carpenter Technology Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web Site at www.sec.gov. Alternatively, Carpenter Technology Corporation, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: High Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, or email dg.prospectus_requests@baml.com. Phone: 1-800-294-1322.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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About Carpenter Technology Corporation

Carpenter Technology Corporation, based in Wyomissing, Pa., produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found at www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2012, the 10-Q for the quarter ended September 30, 2012, the 10-Q for the quarter ended December 31, 2012 and the exhibits attached to those filings. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.